AGREEMENT


THIS AGREEMENT is made and entered into effective as of May 15, 2009 (the "Effective Date"), by and between Merge II, Incorporated, a Nevada corporation, ("Merge II") and Mervyn M. Gervis, an individual
("Gervis").

1. Term.

  (a) This Agreement shall continue for a period of one (1) year from the Effective Date and shall continue thereafter for as long as Gervis is elected as Director of Merge II.

  (b) Notwithstanding the foregoing and provided that Gervis has neither voluntarily resigned nor been terminated for "cause" as defined in Section 3(b) of this Agreement, Merge II agrees to use its best efforts to reelect Gervis to the Board of Directors for a period of three (3) years at the annual meetings of the shareholders.

2. Position and Responsibilities.

 (a) Position. Merge II hereby retains Gervis to serve as Vice President in charge of corporate development. Gervis shall perform such duties and responsibilities as are normally related to such position in accordance with Merge II's bylaws and applicable law, including those services described on Exhibit A, (the "Services"), and Gervis hereby agrees to use his best efforts to provide the Services. Gervis shall not allow any other person or entity to perform any of the Services for or instead of Gervis. Gervis shall comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority, which are applicable to the performance of the Services, and Merge II's rules, regulations, and practices as they may from time-to-time be adopted or modified.

 (b) Other Activities. Gervis may be employed by another company, may serve on other Boards of Directors or Advisory Boards, and may engage in any other business activity (whether or not pursued for pecuniary advantage), as long as such outside activities do not violate Gervis' obligations under this Agreement or Gervis' fiduciary obligations to the shareholders, except as set forth in Exhibit B. The ownership of less than a 5% interest in an entity, by itself, shall not constitute a violation of this duty. Except as set forth in Exhibit B, Gervis represents that, to the best of his knowledge, Gervis has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, and Gervis agrees to use his best efforts to avoid or minimize any such conflict and agrees not to enter into any agreement or obligation that could create such a conflict, without the approval of the Chief Executive Officer or a majority of the Board of Directors. If, at any time, Gervis is required to make any disclosure or take any action that may conflict with any of the provisions of this Agreement, Gervis will promptly notify the Chief Executive Officer or the Board of such obligation, prior to making such disclosure or taking such action.



(c) No Conflict. Except as set forth in Section 2(b) and Exhibit B, Gervis will not engage in any activity that creates an actual conflict of interest with Merge II, regardless of whether such activity is prohibited by Merge II's conflict of interest guidelines or this Agreement, and Gervis agrees to notify the Board of Directors before engaging in any activity that creates a potential conflict of interest with Merge II. Specifically and except as set forth in Section 2(b) and Exhibit B of this Agreement, Gervis shall not engage in any activity that is in direct competition with Merge II or serve in any capacity (including, but not limited to, as an employee, consultant, advisor or Gervis) in any Merge II or entity that competes directly with Merge II, as reasonably determined by a majority of Merge II's disinterested board members, without the approval of the Chief Executive Officer.

3. Compensation and Benefits.

(a) Common Shares. In consideration of the services to be rendered under this Agreement, Merge II shall issue Gervis 1,000,000 common shares upon the signing of this agreement.

(b) Additional Compensation. During the term of this Agreement, Gervis may be granted additional stock options, equity rights, and/or cash consideration as determined by Merge II's Compensation Committee, in its sole discretion.

 (c) Benefits. Gervis shall also be eligible to participate in any benefits made generally available by Merge II to its senior executives, to the extent allowed by the benefit plans established by Merge II, which may be amended or terminated at any time in Merge II's sole discretion; except that Gervis shall not be entitled to any paid vacation leave.

 (d) Expenses. Merge II shall reimburse Gervis for all reasonable business expenses incurred in the performance of his duties hereunder in accordance with Merge II's expense reimbursement guidelines.

 (e) Indemnification. Merge II will indemnify and defend Gervis against any liability incurred in the performance of the Services to the fullest extent authorized in Merge II's Certificate of Incorporation, as amended, bylaws, as amended, and applicable law. Merge II has purchased Gervis' and Officer's liability insurance, and Gervis shall be entitled to the protection of any insurance policies Merge II maintains for the benefit of its Directors and officers against all costs, charges and expenses in connection with any action, suit or proceeding to which he may be made a party by reason of his affiliation with Merge II, its subsidiaries, or affiliates.

 (f) Records. Gervis shall have reasonable access to books and records of Merge II, as necessary to enable Gervis to fulfill his obligations as a Gervis of Merge II.


4. Termination.

(a) Right to Terminate. At any time, Gervis may be removed as Vice President as provided in Merge II's Certificate of Incorporation, bylaws, and applicable law. Gervis may resign as Vice President as provided in Merge II's Certificate of Incorporation, bylaws and applicable law. Notwithstanding anything to the contrary contained in or arising from this Agreement or any statements, policies, or practices of Merge II, neither Gervis nor Merge II shall be required to provide any advance notice or any reason or cause for termination of Gervis' status as Vice President, except as provided in Merge II's Certificate of Incorporation, Merge II's bylaws and applicable law.

(b) Effect of Termination as Vice President. Upon a termination of Gervis' status as Vice President, in which Gervis remains a Director, this Agreement will terminate, and Merge II and Gervis will sign Merge II's standard Director's Agreement, in effect at the time of the termination, subject to any modifications to which both parties mutually agree; provided, however, following such termination and for as long as Gervis continues to serve as a Director of Merge II, Merge II will continue to provide Gervis with any benefits provided by
Section 3(c) and will pay all premiums for coverage of Gervis and his family, including his domestic partner under Merge II's benefit plans (if any) as provided in Section 3(c) to the extent allowed under applicable law. Except as provided herein, Merge II shall pay to Gervis all compensation and benefits to which Gervis is entitled up through the date of termination, and thereafter, all of Merge II's obligations under this Agreement shall cease, except as provided in Sections 1(b), 3(b), 3(d), 3(e), and 5.

Upon a termination of Gervis' status as Vice President, in which Gervis does not remain a Director, this Agreement will terminate; Merge II shall pay to Gervis all compensation and benefits to which Gervis is entitled up through the date of termination; and Gervis shall be entitled to his rights under COBRA, HIPPA, and any other applicable law. Thereafter, all of Merge II's obligations under this Agreement shall cease, except as provided in Sections 1(b), 3(b), 3(d), 3(e) and 5.

5. Termination Obligations.

 (a) Gervis agrees that all property, including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts, and computer-generated materials provided to or prepared by Gervis incident to his services belong to Merge II and shall be promptly returned at the request of Merge II.

(b) Upon termination of this Agreement, Gervis shall be deemed to have resigned from all offices then held with Merge II by virtue of his position as Vice President, except that Gervis shall continue to serve as a Director if elected as a Director by the shareholders of Merge II as provided in Merge II's Certificate of Incorporation,, Merge II's bylaws and applicable law. Gervis agrees that following any termination of this Agreement, he shall cooperate with Merge II in the winding up or transferring to other officers of any pending work and shall also cooperate with Merge II (to the extent allowed by law, and at Merge II's expense) in the defense of any action brought by any third party against Merge II that relates to the Services.



(c) Merge II and Gervis agree that their obligations under this Section, as well as Sections 1(b), 3(b), 3(d), 3(e), 4(b), 4(c) and 7, shall survive the termination of this Agreement.

6. Nondisclosure Obligations. Gervis shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any Proprietary Information (as defined below), confidential information, or trade secrets belonging to Merge II, whether or not it is in written or permanent form, except to the extent necessary to perform the Services, as required by a lawful government order or subpoena, or as authorized in writing by Merge II. These nondisclosure obligations also apply to Proprietary Information belonging to customers and suppliers of Merge II, and other third parties, learned by Gervis as a result of performing the Services. "Proprietary Information" means all information pertaining in any manner to the business of Merge II, unless (i) the information is or becomes publicly known through lawful means; (ii) the information was part of Gervis' general knowledge prior to his relationship with Merge II; or (iii) the information is disclosed to Gervis without restriction by a third party who rightfully possesses the information and did not learn of it from Merge II.

7. Dispute Resolution.

(a) Jurisdiction and Venue. The parties agree that any suit, action, or proceeding between Gervis (and his attorneys, successors, and assigns) and Merge II (and its affiliates, shareholders, Directors, officers, employees, members, agents, successors, attorneys, and assigns) relating to the Services or the termination of those Services shall be brought in either the United States District Court of Arizona and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

(b) Attorneys' Fees. Should any litigation, arbitration or other proceeding be commenced between the parties concerning the rights or obligations of the parties under this Agreement, the party prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorneys' fees in such proceeding. This amount shall be determined by the court in such proceeding or in a separate action brought for that purpose. In addition to any amount received as attorneys' fees, the prevailing party also shall be entitled to receive from the party held to be liable, an amount equal to the attorneys' fees and costs incurred in enforcing any judgment against such party. This Section is severable from the other provisions of this Agreement and survives any judgment and is not deemed merged into any judgment.

8. Entire Agreement. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Gervis' relationship solely with respect to his position as Vice President with Merge II. This Agreement entirely supercedes and may not be contradicted by evidence of any prior or contemporaneous statements or agreements pertaining to Gervis' relationship as Vice President or Director. Agreements related to Gervis' ownership of the Securities, if any, are not affected by this Agreement.

9. Amendments; Waivers. This Agreement may not be amended except by a writing signed by Gervis and by a duly authorized representative of Merge II other than Gervis. Failure to exercise any right under this Agreement shall not constitute a waiver of such right.

10. Assignment. Gervis agrees that Gervis will not assign any rights or obligations under this Agreement, with the exception of Gervis' ability to assign rights with respect to the Securities. Nothing in this Agreement shall prevent the consolidation, merger or sale of Merge II or a sale of all or substantially all of its assets.

11. Severability. If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

13. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

14. Binding Agreement. Each party represents and warrants to the other that the person(s) signing this Agreement below has authority to bind the party to this Agreement and that this Agreement will legally bind both Merge II and Gervis. This Agreement will be binding upon and benefit the parties and their heirs, administrators, executors, successors and permitted assigns. To the extent that the practices, policies, or procedures of Merge II, now or in the future, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Gervis' duties or compensation as Vice President will not affect the validity or scope of the remainder of this Agreement.

15. Gervis Acknowledgment. Gervis acknowledges Gervis has had the opportunity to consult legal counsel concerning this Agreement, that Gervis has read and understands the Agreement, that Gervis is fully aware of its legal effect, and that Gervis has entered into it freely based on his own judgment and not on any representations or promises other than those contained in this Agreement.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. Date of Agreement. The parties have duly executed this Agreement as of the date first written above.


    MERGE II:                             GERVIS:

   Merge II, Incorporated

    By: /s/Dennis Carrasquillo            /s/Marvyn M. Gervis
        ----------------------            -----------------------
        Name:  Dennis Carrasquillo        Mervyn M. Gervis



EXHIBIT A

DESCRIPTION OF SERVICES


Responsibilities as Vice President. Gervis shall have all responsibilities of a vice president of Merge II imposed by Nevada or applicable law, the Certificate of Incorporation and the Bylaws of Merge II. These responsibilities shall include, but shall not be limited to, the following: Gervis will help make the company's products and services known to different entities in the worldwide mining business, and help the company develop www.goldminingopportunities.com, the company's social networking based gold mining portal. He will also focus on helping develop an overall corporate growth plan. It is anticipated that he will spend approximately 15-20 hours per month on company business.












EXHIBIT B

AUTHORIZED ACTIVITIES


Universal Communications, Inc.